UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO

SECTION 13 OF 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 18, 2014

STAR MOUNTAIN RESOURCES, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-54405	90-0969619
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

605 W. Knox Rd, #202, Tempe, AZ	85284
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (702) 933-0808

Jameson Stanford Resources Corporation

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 18, 2014, the Board of Directors (the “Board”) of Star Mountain Resources, Inc. (the “Company”) appointed Donald Sutherland as a member of the Board. Mr. Sutherland will serve as a member of the Board until his successor shall be duly appointed, elected and qualified.

There is no arrangement or understanding between Mr. Sutherland and any other person pursuant to which they were selected as directors. There have been no transactions, and are no currently proposed transactions, in which the Company was or is to be a participant and the amount involved exceeds the lesser of $120,000 or 1% of the average of the Company’s total assets at year end for the last two completed fiscal years, and in which Mr. Sutherland had or will have a direct or indirect material interest except for the transactions set forth in the Agreement of Mutual Understanding and Settlement between Mr. Sutherland and the Company dated September 18, 2014 as previously disclosed by the Company.

As a member of the Board, Mr. Sutherland will be entitled to receive the same compensation, if any, provided to other non-employee directors. The Company does not currently, and did not during the most recent fiscal year, pay any director compensation. The Company may begin to compensate its directors at some time in the future.

Item 7.01	Regulation FD Disclosure.

On December 18, 2014 the Company issued a press release regarding the appointment of Mr. Sutherland as a director and a private offering of its securities. The press release is attached hereto as Exhibit 99.1 and incorporated herein by this reference.

The information contained in the press release attached hereto is being furnished and shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that Section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 8.01	Other Events.

The Company commenced a private placement of up to $2,000,000 to provide additional general working capita, including, capital to continue the exploration program on the Company’s Chopar claims on its Star Mountain property, purchase capital assets, legal, accounting, professional and engineering and geophysical fees incurred in normal course of Company operations, as well as capital to fund the Company’s ongoing business plan. The offering includes up to 2,000 Units of the Company’s securities at $1,000.00 per Unit. The amount of the offering may be increased by an additional 1,000 Units if it is oversubscribed. Each Unit includes 2,000 shares of the Company’s common stock and one callable common stock purchase warrant exercisable into 2,000 shares of common stock at $1.00 per share (the “Warrant”). The Warrants are exercisable for a period of three years from the date of issuance and are callable by the Company in the event its common stock trades at or above $3.00 per share for a period exceeding 10 consecutive trading days. The holders of the Common Stock and Warrants will be entitled to “piggyback” registration rights with respect to the shares of common stock to be issued upon exercise of the Warrant. This private offering is being made to accredited investors only and will terminate March 31, 2015 unless otherwise extended by us at our sole discretion for a period of up to an additional 90 days. This report does not constitute an offer to sell or the solicitation of an offer to buy the Units in any jurisdiction in which such offering would be unlawful. The offering of Units is made only pursuant to a Subscription Agreement which should be read by prospective investors carefully and in its entirety before investing in the Units.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

99.1	Press release of Star Mountain Resources, Inc. dated December 18, 2014 (furnished herewith).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Star Mountain Resources, Inc.

Date: December 18, 2014	By:	/s/ Joseph Marchal
Joseph Marchal, Chief Executive Officer